Exhibit 23.4

CONSENT OF THE ORR GROUP

December 4, 2003

Board of Directors

FNB Bancshares, Inc.

217 North Granard Street

Gaffney, SC 29342

Members of the Board:

We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of FNB Bancshares, Inc that is a part of this Registration Statement, under the caption “Opinion of FNB Bancshares’ Financial Advisor”, and to the inclusion of such opinion letter as Appendix D to the Proxy Statement/Prospectus that is a part of this Registration Statement.

Very Truly Yours,

/s/ The Orr group

The Orr Group